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                                                                 EXHIBIT 10.29
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TESSERA CONFIDENTIAL

                                 TESSERA, INC.

                       LIMITED TCC(TM) LICENSE AGREEMENT

      This Agreement is entered into as of this 22 day of July, 1996 ("Effective Date"), between TESSERA INC., a corporation organized under the laws of Delaware ("Tessera") and Mitsui High-tec, Inc., a corporation organized under the laws of Japan ("Licensee") with reference to the following facts:

                                   Recitals:

      WHEREAS, Tessera owns certain semiconductor integrated circuit ("IC") packaging technology it calls TCC technology and certain other IC tape mounting technology it calls TCMT technology, where said technologies include manufacturing processes, package device designs and specifications, including design rules and certain other proprietary information and technology required to manufacture TCCs and compliant uBGA CSPs, collectively, (the "Technology") (each of the foregoing capitalized terms is more particularly described herein); and

      WHEREAS, Licensee desires to license the Technology including Tessera's intellectual property rights to: purchase TCMT from Tessera TCMT licensees and to use such TCMT to assemble ICs for its customers as TCCs and uBGA CSPs, and to market and sell such TCCs, uBGAs on a world-wide basis. Supply of TCMT is available from Tessera and Tessera authorized TCMT licensees; and,

      WHEREAS, Tessera wishes for Licensee to use the Technology including Tessera's intellectual property rights to: purchase TCMT materials from licensed TCMT manufacturers and to use such TCMT to assemble ICs for its own customers as TCCs and uBGAs, and to market and sell such TCCs, uBGAs, and related packaged ICs, all in accordance with the terms hereof; and

      WHEREAS, Tessera and Licensee wish to market, promote, and promulgate TCMT, TCCs, uBGAs and systems made with same as standards with industry wide acceptance, and to foster the rapid growth of an infrastructure of assemblers, materials suppliers, and of assembly, burn-in, and test equipment manufacturers all supporting TCC, uBGAs, and TCMT standards,

      The Parties Hereto Agree:

      I.    DEFINITIONS:

      As used herein, the following terms shall have the following meaning:

      A. "Tessera Compliant Chip" or "TCC" means a type of integrated circuit ("IC") package made under or using the Technology. Generally, a TCC package has substantially coplanar bump or solder ball contacts disposed in a grid array pattern and comprises a thin compliant multi-layer structure mounted to at least one surface of an IC die, with permanent flexible electrical connections between at least one of the contacts and a corresponding bond pad on the IC die.


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TESSERA CONFIDENTIAL


     B. "Tessera Compliant Mounting Tape" or "TCMT" means a single or multi-layer flexible film made under or using the Technology. Generally, TCMT is comprised of a first layer of flexible film with external coplanar electrical contacts, each connected to one or more flexible leads for direct bonding to bonding pads of an IC die, plus possible optional signal or ground plane wiring layers. A compliant layer may optionally be attached to the first layer on the side opposite the external electrical contacts ready for die attach.

     C. "Technology" means Tessera Patents, copyrights, and know-how relating to design, manufacture, and assembly of TCC and related IC packages (excluding all portions of Batch Technology as defined herein) including know-how owned by Tessera as of the Effective Date. Technology shall also include TCC derivatives, modifications or enhanced specifications ("Improvements") made or acquired by Tessera during the term of this Agreement.

     D. "Technical Information" means Tessera technical information relating to Technology know-how which may be proprietary and/or confidential in nature and which may include, without limitation, material specifications, current best method of manufacture and assembly, plating processes, tooling specifications, design methods (rules, standards and software), techniques, know-how, proprietary software, process data, yields, reliability data, and other Tessera engineering data and test results reasonably needed by Licensee to exercise the rights, licenses privileges of the licenses granted hereunder.

     E. "Patent" means letters patents, utility models, allowances and applications therefor in all countries of the world, including re-issues, re-examinations, continuations, divisions, and all corresponding foreign patents.

     F. "Tessera Patent" means Patent(s) (i) entitled to a first effective filing date in any country prior to expiration or termination of this Agreement, and (ii) which arise out of inventions based on the Technology. The term Tessera Patent shall further include any patent under which Tessera or any successor thereof has as of the Effective Date or at any time during the term of this Agreement, the right to grant licenses of the scope granted herein without the payment of royalty or other consideration to third parties except for payment to third parties for inventions made by said parties while employed by Tessera or any successor thereof, including US patent and US patent applications set forth in Attachment A attached, provided that Tessera shall sublicense patents to Licensee that require such additional royalty or other consideration to the extent they may be sublicensed by Tessera if Licensee elects to pay such additional royalties or other consideration.

     G. "Batch Technology" as used in herein means Technology including: (i) any method or result of U.S. Patent Number 5,518,964 (and related Patents) for bonding or connecting one or more substantially planar electrically conducting flexible elements to electrical contact(s) on a substantially planar electrical element such as a semiconductor IC, undiced IC wafer, or interconnect substrate, and then forming the flexible element(s) away from the plane of said contacts in a predetermined fashion into the flexible electrical lead(s) of a TCC package;
(ii) any method or result of U.S. Patent 5,455,390 (and related Patents) for making and forming one or more flexible conducting elements on a flexible dielectric film and simultaneously joining the elements to electrical contacts on a substantially planar electrical element such as a semiconductor



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TESSERA CONFIDENTIAL

IC, undiced IC wafer or interconnect substrate to produce flexible electrical leads of a TCC package; and/or (iii) any method or result of further invention or Patent made or acquired by Tessera during the term hereof covering any batch processing method for forming or producing and/or connecting flexible electrical leads of a TCC package. Notwithstanding, the parties expressly agree that any TCC package made and/or connected individually on an IC wafer before dicing by traditional wire bonding methods and/or tape automated bonding ("TAB") gang bonding methods, is NOT included in Batch Technology.

     H.   [*].

     I. "Licensee's Improvements" means device design modifications, derivatives, improvements, or enhanced specifications, relating to the TCC package or related materials that may be made by Licensee or an Affiliate that is developed using confidential Technology or Technical Information or is incorporated in a TCC or related IC package by Licensee for sale or other transfer to a third party during the term of this Agreement or extension hereof. The parties agree that Licensee's inventions that are not developed by using or incorporating Tessera's confidential information, Technology, or Technical Information shall be excluded from the definition of Licensee's Improvements unless such invention infringes a Tessera Patent. The parties further agree that the term "Licensee's Improvements" applies only to structures and does not apply to manufacturing processes.

     J. "Standards" means those minimum standards set by Tessera from time to time for quality, reliability, materials, external device properties and/or measurements pursuant to which Licensee may sell any TCC package or related IC package under a Tessera trademark.

     K. "Affiliate" means any company, corporation or other legal entity in which fifty percent or more of the voting stock is owned or otherwise controlled by Licensee. A company shall be considered an Affiliate only so long as such majority ownership or control exists.

     II.  LICENSEE RIGHTS:

     A. Assembly, Sales & Purchase License Grant. Subject to the terms and conditions hereinafter set forth, Licensee's agreement to the provisions hereof including all attachments hereto, and Licensee's payment of the fees and royalties stated herein in Paragraph III, Tessera hereby grants Licensee a non-exclusive, non-transferable, non-sublicensable limited license to purchase TCMT and related materials only from Tessera licensees, and to use the Technology to package and assemble any ICs for its customers as TCCs and related IC packages, all of the foregoing made or assembled according to the Specifications, and to sell same on a world wide basis.



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TESSERA CONFIDENTIAL

     B. Batch Technology Excluded. Notwithstanding anything herein to the contrary, Batch Technology is excluded from the scope of this Agreement, and Licensee's rights herein expressly exclude any right to package and/or assemble, or sell any TCC or related IC package made using Batch Technology.

     C. TCMT Restrictions. Licensee may purchase TCMT only from Tessera, or parties licensed by Tessera to sell TCMT and only for Licensee's IC assembly purposes. Excess or salvage TCMT may not be sold or resold except to Tessera or parties licensed by Tessera to make or sell TCMT. To ensure compliance with this provision, Licensee shall obtain written consent of Tessera prior to selling TCMT to such customer, but only as to the first sale of TCMT to such customer.

     D. TCMT License Option. After one year from the Effective Date or alternately after Licensee is assembling at least [*]([*]) TCC or related IC devices per month for at least [*] ([*]) consecutive months hereunder, Licensee may pay Tessera [*] US DOLLARS ($[*]) (the "TCMT Transfer Fee") and thereby upgrade this License to include royalty free rights to manufacture and sell TCMT and other provisions substantially similar to such provisions in the Amkor license, including Tessera provision of up to sixty (60) working man-days of engineering support effort including joint activities at Tessera's San Jose facilities and Licensee's facilities in Japan. Said TCMT Technology transfer activities shall begin as soon as practicable after payment of the said TCMT Transfer Fee, and shall include 2 complete copies of the updated documentation.

     III. FEE AND ROYALTY:

     A. Technology Transfer Fee. As consideration for the licenses, rights and privileges of section II.A., hereof, Licensee shall pay to Tessera a "Technology Transfer Fee" equal to the sum of [*] US DOLLARS (US$[*]). The Technology Transfer Fee shall be paid in two installments. Licensee shall pay to Tessera [*] US DOLLARS (US$[*]; the "First Installment") within thirty (30) days of the Effective Date. Licensee shall pay the remaining [*] US DOLLARS (US$[*]) of the Technology Transfer Fee after sixty (60) working man-days of engineering support.

     B. Royalty. In addition to Technology Transfer Fee, Licensee shall pay base running royalties equal to [*] PERCENT ([*]%) of [*] for the license of applicable Technology, including Tessera Patents, twice annually to Tessera during the term of this agreement.

     C. Volume Adjustments. Royalty payments due Tessera hereunder shall be adjusted by multiplying Licensee's total base royalty calculated under Paragraph
B. above, by a factor of [*] ([*]) until Licensee has paid Tessera [*] US DOLLARS (US$[*]) in aggregate royalties, and then by a factor of [*] ([*]) until Licensee has paid Tessera an additional [*] US DOLLARS (US$[*]) in aggregate royalties. DISCOUNT FOR PREPAYMENT: At any time, Licensee may elect to pay Tessera [*] US DOLLARS (US$[*]) in lieu of any such Volume Adjustments, in which event said Licensee shall notify Tessera and tender such payment and henceforth pay royalties at the [*]% level without any such Volume Adjustments.




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TESSERA CONFIDENTIAL

     D. Equitable License. Tessera, in good faith, intends that any agreement with another similarly situated licensee whereby such licensee receives identical rights, privileges, terms and conditions as contained in this Agreement, shall be on financial terms (including running royalties and lump-sum payments) no more favorable to such other licensee than the financial terms set forth in this Agreement. Notwithstanding the foregoing, Licensee acknowledges and agrees that is likely that all other license agreements will not contain the same rights, privileges, terms or conditions as a result of different business circumstances, and therefore will not be subject to this Paragraph. The following shall not be deemed agreements subject to this Paragraph: (i) agreements between Tessera and its Affiliates; (ii) cross-license or other agreements under which a substantial portion of the consideration received by Tessera consists of rights to patents and/or technology owned by the other party to such agreement; (iii) agreements with governmental agencies; and (iv) agreements in settlement of litigation. In the event that Tessera grants another license subject to this Paragraph, then Tessera shall promptly notify Licensee of the financial terms of such other license. Upon notice by Licensee, given within 30 days after such notice by Tessera, this Agreement shall be amended to substitute all of the financial terms of such other license for the financial terms of this Agreement, provided that (a) Licensee must accept all of the financial terms of such other license, and may not select particular terms; and
(b) such amendment shall not affect Tessera's rights with respect to royalties or other moneys accrued and/or paid prior to such amendment.

     IV.  LICENSEE REPORTS AND PAYMENT:

     Royalties shall be paid twice annually for the period beginning December 21 and ending June 20, and the period beginning June 21 and ending December 20 (each six month period hereinafter referred to as a "Payment Period"). Licensee shall deliver to Tessera within forty-five (45) days after the end of each Payment Period, beginning with the first Payment Period, a written report, for the applicable Payment Period, describing: (a) the basis upon which royalties have been calculated (including sales by product type) and (b) the total royalty due Tessera including any adjustments as set forth in Paragraph III above. Each report for a Payment Period shall be accompanied by full payment to Tessera on the royalties payable hereunder for such payment Period. All payments under this Paragraph shall be made in US Dollars by wire transfer to such bank or account as Tessera may from time to time designate in writing. Payments shall be considered to be made as of the day received in Tessera's designated bank or account.

     V.   TECHNOLOGY TRANSFER:

     A. In addition to granting of the aforesaid licenses under the Technology, upon Effective Date of this Agreement and the payment of the entire amount of the First Installment of the Technology Transfer Fee described in Paragraph III above, Tessera will transfer to Licensee the specifications and Technical Information for the applicable license rights granted herein.

     B. Furthermore, Tessera will make available in a timely fashion (no less than semi-annually), all Improvements including changes, and modifications in specifications, methods and materials during the term of this Agreement. Notwithstanding the foregoing, Tessera is under no obligation to transfer and/or license any information whether confidential, proprietary or


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TESSERA CONFIDENTIAL

otherwise that it may be prohibited from transferring to Licensee by contract with a third party or applicable law. Two copies of all documentation will be furnished to Licensee.

      C. For a period of up to twelve (12) months commencing with the Effective Date of this Agreement, and according to a mutually agreeable time schedule and manpower assignment schedule, Tessera will make certain of its engineering staff available at its San Jose facilities for transfer activities, including joint activities with Licensee's engineers in both San Jose and Japan, as may be necessary in accordance with mutual agreement to successfully complete the transfer; provided, however, Tessera shall not be obligated to provide more than Sixty (60) working man-days of engineering support during first twelve month period.

      D. Additional engineering support (not to exceed sixty (60) working man-days) beyond the initial twelve month period for an additional twelve (12) month period may be made available, according to a mutually agreeable time schedule and manpower assignment schedule, at a per diem rate of US$[*] per support engineer, plus reasonable air travel and hotel charges. Any support or other services required thereafter may be provided upon terms mutually agreeable to the parties.

      VI.   IMPROVEMENT GRANTBACK:

      A. Licensee hereby grants to Tessera a (a) fully-paid, non-sub-licensable, non-transferable, perpetual, right to use Licensee's Improvements and Licensee's Patent covering any inventions contained in such Licensee's Improvements to manufacture, have manufactured for Tessera, use or sell products.

      B. Tessera agrees that Licensee may use any Licensee's Improvements to which Licensee has granted to Tessera the rights and licenses described in this Paragraph VI, and Licensee agrees that it shall not use Licensee's Improvements that has not been licensed in accordance with this Paragraph VI.

      C. Licensee agrees to grant to the other licensees of Tessera a non-exclusive, non-transferable, non-sub-licensable license under Licensee's Patents covering any inventions contained in such Licensee's Improvements made during the term of this Agreement or extension hereof, on commercially reasonable terms and conditions, unless such other licensees refuse to grant to Licensee similar licenses under any of such other licensees' patents relating to any improvements developed by such other licensee on similar commercially reasonable terms and conditions. In no event shall Licensee be under any obligation to grant such licenses to other licensees of Tessera, unless Licensee's Improvements are used in ICs, packaged hereunder and which are sold externally to non-affiliates or proposed for incorporation into the specifications.

      D. Any improvement that is made through the joint efforts of Tessera and Licensee shall be deemed a "Joint Improvement" hereunder and shall be jointly owned by Tessera and Licensee, and both Tessera and Licensee shall have a fully-paid, non-assessable, transferable, perpetual, sub-licensable right to use such Joint Improvements, but such right and license shall not include any right of license by implication with respect to any part of the Technology or Technical Information. Licensee and Tessera shall reasonably consult with one another with respect to applying for and maintaining jointly owned patents with respect to such Joint Improvements at


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TESSERA CONFIDENTIAL


shared expense. In the event that one party hereto (the "Notifying Party") notifies the other party that the Notifying Party wishes to apply for or maintain a patent in any country for any such Joint Improvement and the other party hereto does not confirm to the Notifying Party, within thirty (30) days thereafter, that such other party will join in such patent application and share the cost thereof, the Notifying Party shall have a right, at its own expense, to apply for or maintain such patent in its own name, in which case such patent shall be the sole property of the Notifying Party, and the Joint Invention in the country covered by such patent shall be treated as an improvement made solely by the Notifying party, and shall be subject to the provisions of this Agreement covering such party improvements. The parties hereto shall execute such documents and render such assistance as may be appropriate to enable the party properly having title to such Improvements to maintain or obtain patents for the same.

     E. Licensee agrees to provide semiannually to Tessera on or about the dates set forth in Paragraph IV (Licensee Reports and Payments) all Licensee Improvements including changes and modifications in Standards, methods (not including process of manufacturing methods), materials, specifications and issued patents (relevant to the subject matter of this Agreement) through written reports.

     VII.  STANDARDS COMMITTEE:

     Tessera agrees to establish (and Licensee agrees to participate thereon) a Standards Committee composed of Tessera, Licensee, other Tessera licensees and customers. Said Standards Committee is intended to establish and promulgate TCMT, TCC, and (u)BGA Standards for use by all Suppliers and licensees of Tessera and customers throughout the industry.

     VIII. SUPPLIER:

     Licensee, at its sole option, may enter agreements ("Subcontract") with suppliers ("Supplier") to manufacture TCCs or related IC packages or components, materials or services thereof which are licensed hereunder for Licensee only and not for Supplier's use or sale to anyone other than Licensee, provided that: (a) prior to any disclosure of Tessera confidential information, Licensee and Supplier shall execute a Non-Disclosure Agreement having substantially similar terms as Paragraph XIII herein (Non-Disclosure); and (b) Licensee shall ensure that Supplier receives no property rights to the Technology transferred under Subcontract and that the rights to any improvements to the Technology made by Supplier shall be Licensee Improvements as set forth in this Agreement; and (c) prior to transfer of any Technology or Technical Information to each Supplier, Licensee shall deliver to Tessera the name of each Supplier and copies of the related NDA and Subcontract provisions reflecting compliance with the immediately preceding subsections (a) and (b). In the event Licensee or Supplier breaches any of the foregoing obligations, they shall immediately take all reasonable steps to mitigate any damages, costs, or expenses arising therefrom and Tessera shall have the right to terminate further confidential disclosures pursuant to paragraph XIII.B. of this Agreement.

     IX.   TERM AND TERMINATION:


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     A.   Term: This Agreement shall become effective on Effective Date and, unless earlier terminated as provided for elsewhere in this Agreement, shall remain in full force until it automatically expires on the [*] ([*]TH) anniversary of the Effective Date provided that:

          1. On or before six months prior to the expiration date hereof, Licensee must elect one of the following options and notify Tessera in writing of its election, for the period beginning upon the expiration of this Agreement:

               a. Licensee may elect to extend the term of this Agreement for five years, which includes (i) continuing, for the said five year period, the payment of full royalties hereunder, and (ii) continuing during such five year period, all of the obligations, privileges, rights and licenses granted to the parties hereunder including Tessera Patent and Licensee's right to receive from Tessera the Technical Information relating to the Improvements to be made by Tessera up to the expiration of such five year period; or

               b. If Licensee wishes to use further any applicable Tessera Patent granted prior to the expiration of this Agreement, Licensee may elect to enter into a patent license agreement with Tessera for any such issued Tessera Patents and shall pay one-half (1/2) of royalties hereunder for the lesser of five (5) additional years or the life of the last expiring Tessera Patent so licensed by Licensee; or

               c. Licensee may elect to permit the Agreement to expire in accordance with its terms (including termination of any payments of royalties to Tessera and termination of any rights of Licensee to use further any Tessera Patent licensed hereunder). Notwithstanding, Licensee may provide replacement parts for any customer returns of TCC and related IC packages sold by Licensee to a customer prior to the expiration of the Agreement.

          2. Licensee shall give Tessera written notice of its elected option by the above said notice date. In the event Licensee elects option (a) or (b) above, the parties agree to meet at a mutually agreed time and place during the year before the year of expiration of any extension of (a) or (b) above to discuss and negotiate in good faith the reasonable terms and conditions for a patent cross license agreement between the parties concerning any valid patents owned by either party relating to the Technology, Licensee's Improvement, or any packaging related improvements thereto, not otherwise covered in the provisions of Subparagraph B. below, or Paragraph VI hereof.

     B.   Paid-up license: Upon expiration of any extension hereof under option
(a) above or expiration of any one-half royalty patent license under (b) above, Licensee shall have a fully paid-up and perpetual license on the terms set forth herein to use Technology to the same extent as Licensee has been licensed to use Technology immediately prior to such expiration. Said paid-up license shall be as follows:

          1. In the event that Licensee elects option (a) above, such license shall be for applicable Tessera Patent granted for twenty (20) years from the Effective Date; or

          2. In the event that Licensee elects option (b) above, such license shall be for applicable Tessera Patent granted for fifteen (15) years from the Effective Date.




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     C.  Termination for Breach: Either party may terminate this Agreement due to the other party's breach of this Agreement, such as failure to perform its duties, obligations, or responsibilities herein (including without limitation, Licensee's failure to pay royalties). The parties agree that such breach will cause substantial damages to the party not in breach. Therefore, the non-breaching party may terminate this Agreement if such breach is not cured within sixty (60) days of notice thereof, and upon termination, the non-breaching party shall have an option to terminate the obligations of both the parties to transfer or license Technology, Technical Information, Tessera Patent or Licensee's Improvement, that is filed after the date of termination for breach, with the parties retaining all rights to use any Technical Information and Technology transferred prior to such termination for breach and/or Tessera Patent and Patent covering any inventions in Licensee's Improvements, to the extent licensed hereunder, just prior to such termination for breach, all such rights remaining in full force and good standing, subject to continuation of the royalty payments as stipulated in Paragraph III hereof.

     D. Termination for Assignment: In the event that (i) a party either sells or assigns substantially all of its assets or business to a third party or (ii) a third party acquires more than fifty percent (50%) of the capital stock entitled to vote for directors of such party ("Selling Party"), the Selling Party shall notify the other party of such sale or assignment of assets or the third party's acquisition. In any case of sale, assignment or acquisition, the Selling Party shall provide to the other party a written confirmation from such third party stating that such third party shall expressly undertake all the terms and conditions of this Agreement to be performed by Selling Party. In the event that such assignee/transferee does not fulfill obligations under this Agreement, the other party shall reserve a right to terminate this Agreement.

     E. Termination for Bankruptcy: In the event that one party becomes bankrupt, permanently ceases doing business, makes an assignment for the benefit of its creditors, commits an act of bankruptcy, commences any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings, or has commenced against it any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings that are not dismissed within sixty (60) days, then the other party shall have the right to terminate this Agreement immediately upon its notice, and upon such termination. The non-bankrupt party shall have an option to terminate the obligations of both the parties to transfer or license Technology, Technical Information, Tessera Patent, or Licensee's Improvement that is filed after the date of termination for bankruptcy, with the parties retaining all rights to use any Technical Information and Technology transferred prior to such termination and/or Tessera Patent and Patent covering any inventions in Licensee's Improvements, to the extent licensed hereunder, just prior to such termination for bankruptcy, all such rights remaining in full force and good standing, subject to continuation of the royalty payments as stipulated in Paragraph III hereof.

     F. Any termination of this Agreement pursuant to this paragraph IX, except as provided in Subparagraph B. above shall be deemed a termination of this Agreement in accordance with its terms (including termination of any payments of royalties to Tessera and any rights of Licensee to use any Technology or Tessera Patent licensed hereunder).

     G. Survival Clause: Unless otherwise provided elsewhere in this Agreement, the following provisions shall survive the termination or expiration of this Agreement:


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TESSERA CONFIDENTIAL


          1. Licensee's obligation to make payment to Tessera accrued under this Agreement on or prior to expiration or termination.

          2. Licensee's obligation to submit written report stipulated in Paragraph IV, Licensee Reports and Payment, and to permit the inspection and audit of its account record stipulated in Paragraph XII, Reasonable Audit.

          3. The rights and licenses of Tessera and its other licensees to use all improvements that may be granted during the term of this Agreement and any extension hereof, and licenses to any inventions contained in Licensee's Improvements granted under Paragraph VI hereof.

          4. Obligation of both parties stipulated in Paragraph XIII, Non-Disclosure.

          5.   Paragraph IX, Term and Termination.

          6.   Paragraph XI, No Warranties

          7.   Paragraph XII, Limitation on Damages

          8.   Paragraph XIV, Indemnity

          9.   Paragraph XVI, Miscellaneous

     X.   REASONABLE AUDIT:

     Upon reasonable written prior notice, Tessera shall have the right to examine and audit, through an independent third party CPA firm (mutually acceptable by the parties hereto) using the generally accepted accounting and auditing procedures, at its expense and not more frequently than once per year, all records of Licensee that may contain information bearing upon the amount of fees payable under this Agreement; provided, however, that the said auditor shall have agreed in advance in writing to maintain in confidence and not to disclose to Tessera or any third party any proprietary information obtained during the course of such audit. The results of any such audit shall be in written form. Tessera and Licensee shall consult with each other concerning the auditor's findings within thirty (30) days after the auditor's report has been issued and unless mutually agreed otherwise, any amount found to be due and payable shall be made by the owing party.

     XI.  REPRESENTATIONS & WARRANTIES:

     A. Representations. To the best of Tessera's knowledge and belief as of the Effective Date of this Agreement, Tessera hereby represents that: (i) Tessera is the owner of Tessera Patents licensed hereunder and that Tessera has the right to grant the scope of the license contemplated within this Agreement;
(ii) Tessera is not aware of any express challenge to the Technology or Technical Information; (iii) Tessera has not granted any rights in the Technology and Technical Information to any third party that are inconsistent with the rights and licenses


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TESSERA CONFIDENTIAL


granted herein; (iv) if a challenge is made to a Tessera patent, Tessera will use its best efforts to resolve such challenge.

      B. Warranties. Except as provided in Paragraph XI.A. above, Licensee acknowledges and agrees that the rights and licenses, Technology and Technical Information granted or otherwise provided hereunder are provided to Licensee "AS IS", with no warranty of any kind. TESSERA MAKES NO WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OR FITNESS FOR A PARTICULAR PURPOSE, QUALITY, USEFULNESS OR NONINFRINGEMENT. Tessera makes no warranty that the Technology or Specifications will be sufficient or yield any particular result.

      XII.  LIMITATION ON DAMAGES:

      IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY (UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY) FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

      XIII. NON-DISCLOSURE:

      The parties agree that each item of confidential information disclosed either orally or in writing by one party to the other pursuant to this Agreement shall, for a period of five (5) years from the date of first receipt of this information, not be used except in accordance with the rights and licenses granted pursuant to this Agreement and shall be maintained in confidence by the receiving party, provided, however, that such information is designated and marked as being confidential in nature by the disclosing party at the time of disclosure to the receiving party and provided further that such information, if disclosed orally, is reduced to writing, marked as being confidential, and delivered to the receiving party within thirty (30) days after such disclosure ("Confidential Information"). Such Confidential Information may be disclosed only to employees of the receiving party who have a specific need to know such information for the purposes of this Agreement. Notwithstanding the foregoing provisions of this Paragraph:

                  1. The receiving party's obligation with respect to keeping information confidential shall terminate with respect to any part of such information which appears in issued patents or printed publications or which ceases to be confidential or enters the public domain through no fault of the receiving party;

                  2. The receiving party shall not be precluded from disclosing or making any use whatsoever of any information which it can show was in its possession prior to the disclosure made by the furnishing party or which subsequently lawfully came into the receiving party's possession through channels independent of the furnishing party or which was developed by the receiving party completely independent of information provided to receiving party hereunder;



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TESSERA CONFIDENTIAL

               3. For the purpose of keeping Confidential Information confidential the receiving party shall use efforts commensurate with those which it employs for the protection of corresponding information of its own, but not less than a reasonable degree of care to prevent unauthorized used, disclosure, dissemination, or publication of information transferred hereunder;

               4. The receiving party shall not be liable for any disclosure of Confidential Information resulting from the sale of any product or component; and

               5. The receiving party may disclose Confidential Information of the party to the receiving party's customers, Suppliers or vendors where necessary for the manufacture, use or sale of products by the receiving party, as provided for in Paragraph VIII.

               6. The receiving party may disclose Confidential Information of the other party if required by an order of a court or by governmental laws; provided, however, the receiving party will contact the disclosing party prior to any such disclosure and will allow the other party to defend the confidentiality of its information or to mitigate the effects of any such disclosure.

               7. The parties hereto shall consult with each other from time to time and mutually approve promotional materials, including samples, technical data, or otherwise containing any proprietary and/or Confidential Information of parties, for disclosure to customers by either party or jointly under a mutually agreeable and reciprocal non-disclosure agreement.

               8. This Paragraph XIII supersedes any previous agreements between the parties relating to the transfer or management of Confidential Information.

     XIV. INDEMNITY:

        A. Licensee agrees to defend, indemnify and hold Tessera harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney's fees and expenses) arising out of or related to Licensee's use of the Technology. Notwithstanding, Licensee shall not be required to defend or help defend the validity of any Tessera Patent.

        B. Tessera agrees to defend, indemnify and hold Licensee harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney's fees and expenses) arising out of or related to Tessera's use of Licensee Improvements. Notwithstanding, Tessera shall not be required to defend or help defend the validity of any Licensee Patent.

     XV.  TRADEMARKS:

          A. Ownership. Licensee acknowledges the ownership of Tessera's trademarks including but not limited to, TESSERA, TESSERA BLOCK LOGO, TCMT, TCC, COMPLIANT CHIP AND (mu)BGA (hereinafter "Marks"), and agrees that it will do nothing inconsistent with such ownership and that all use of the marks by Licensee shall inure to the benefit of and be on behalf of Tessera. Tessera grants to Licensee the right to use the Marks in

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

TESSERA CONFIDENTIAL


connection with the distribution, promotion, manufacture, use and sale of TCC and related IC packages according to the Standards.

          B. Form of Use. Licensee agrees to use the Marks only in the form and manner with appropriate legends as prescribed from time to time by Tessera, and not use any other trademark or service mark in combination with any of the Marks without prior written approval of Tessera.

     XVI. MISCELLANEOUS:

     The following additional terms shall apply to this Agreement:

     A. Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the States of California as if without regard to its provisions with respect to conflicts of Laws. Both parties shall use their best efforts to resolve by mutual agreement any disputes, controversies, claims or difference which may arise from, under, out of or in connection with this Agreement. If such disputes, controversies, claims or differences cannot be settled between the parties, any litigation between the parties relating to this Agreement shall take place in California. The parties hereby consent to personal jurisdiction and venue in the state and federal courts of California.

     B. No Waiver: No failure or delay on either party in the exercise of any right or privilege hereunder shall operate as waiver thereof, nor shall any single or partial exercise of such right or privilege preclude other or further exercise thereof or any other right or privilege.

     C. Notices: All notices, required documentation, and correspondence in connection herewith shall be in the English language, shall be provided in writing and shall be given by facsimile transmission or by registered or certified letter to Tessera and Licensee at the addresses and facsimile numbers set forth below:

          Tessera:       Tessera, Inc.
                         3099 Orchard Dr.
                         San Jose, California 95134
                         Facsimile No.: 408-894-0768
                         Attn.: Chief Executive Officer

          Licensee:      Mitsui High-tec, Inc.
                         New Product Engineering Division
                         10-1, Komine 2 Chome, Yahatanishi-ku
                         Kitakyushu, 806 Japan
                         Facsimile: (093) 614-1103
                         Attn: Mr. K. Tsujimoto

     Either Party may change its address and/or facsimile number by giving the other party notice of such new address and/or facsimile number. All notices if given or made by registered or certified letter shall be deemed to have been received on the earlier of the date actually received and the date three days after the same was posted and if given or made by facsimile transmission


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
TESSERA CONFIDENTIAL

shall be deemed to have been received at the time of dispatch, unless such date of deemed receipt is not a business day, in which case the date of deemed receipt shall be the next succeeding business day.

     D. Documentation Managers. Both Licensee and Tessera shall designate a Documentation Manager to perform the task of logging and tracking the confidential documents transferred between the companies. If possible, each transfer of confidential information should be first transferred between the respective Documentation Managers before disclosure in a meeting or via mail/fax. If the information is first disclosed between representatives of the parties, an effort should be made to send a copy of the disclosed information to the receiving party's Documentation Manager along with the date of the disclosure. Tessera's Documentation Manager is Christopher M. Pickett, In-House Patent Counsel and may be reached at the Tessera fax and street address. Licensee's Documentation Manager is Mr. K. Tsujimoto, Manager New Product Engineering Division and may be reached at the Licensee fax and street address.

     E. Entire Understanding. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof, whether written or oral, and there are no prior representations, warranties or agreements between the parties not contained in this Agreement. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both parties hereto.

     F. Invalidity. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

     G. Assignment. Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

     H. Export Regulations. Both parties shall comply with the laws and regulations of the government of the United States and Japan, and of any other country as applicable relating to the export of commodities and technical data, any direct product of such data, or any product received the other, to any proscribed country listed in such laws and regulations unless properly authorized by the appropriate government, and not knowingly export, or allow the export or re-export of any Technology or Proprietary Information, or any system, component, item, material or package made under or using the foregoing, in violation of any restrictions, laws or regulations, or without all required licenses and authorizations, to Afghanistan, the People's Republic of China or any Group Q, S, W, Y or Z country specified in the then current Supplement No. 1 to Section 770 of the US Export Administration Regulations (or any successor supplement or regulations).

     I. Section Headings. The headings and captions used herein shall not be used to interpret or construe this Agreement.


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
TESSERA CONFIDENTIAL

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


For TESSERA:                                    For MITUIS HIGH-TEC, INC.:


/s/ JOHN W. SMITH          7-10-96              /s/ J. MATSUBARA
----------------------------------              -----------------------------
Name                       Date                 Name                   Date


President                                       Managing Director     7-22-96
----------------------------------              -----------------------------
Title                                           Title




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